Lineage Announces New Appointment to its Board of Directors NOVI, MI. – Lineage, Inc. (NASDAQ: LINE) (“Lineage” or the “Company”), the world’s largest global temperature-controlled warehouse REIT, today announced the appointment of Paul Beiboer to its Board of Directors (“Board”). Beiboer’s appointment to the Board is effective September 23, 2026, and he will also serve as a member of the Board’s Talent and Compensation Committee. Beiboer brings to the Board more than three decades of global leadership experience across the financial services, food and agriculture sectors, as well as experience leading significant business transformation initiatives. His past roles include a more than 30-year tenure at Rabobank, where he served as Chief Executive Officer of its North American operations, and, prior to that, CEO of its European operations (outside of the Netherlands). He currently holds several board and advisory positions, bringing additional expertise in growth, governance and navigating complex global markets. Beiboer’s appointment follows the transition of James Wyper off the Board. Luke Taylor, a current member of the Board, will continue to represent Stonepeak Aspen Holdings LLC on the Board following Wyper’s transition. “On behalf of the Board and Lineage’s executive leadership team, I am pleased to welcome Paul to the Board and look forward to the valuable perspectives his global leadership and deep understanding of our industry will bring as we continue to advance Lineage’s long-term strategy,” said Greg Lehmkuhl, President and CEO of Lineage. “We also extend our sincere thanks to James for his service and many contributions to Lineage.” --- About Lineage Lineage, Inc. (NASDAQ: LINE) is the world’s largest global temperature-controlled warehouse REIT with a network of 498 strategically located facilities totaling approximately 88 million square feet and approximately 3.1 billion cubic feet of capacity across countries in North America, Europe, and Asia-Pacific, as of June 30, 2026. Coupling end-to-end supply chain solutions and technology, Lineage partners with some of the world’s largest food and beverage producers, retailers, and distributors to help increase distribution efficiency, advance sustainability, minimize supply chain waste, and, most importantly, feed the world. Learn more at onelineage.com and join us on LinkedIn, Facebook, Instagram, and X. Forward-Looking Statements Certain statements contained in this press release may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Lineage intends for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements. Such forward-looking statements can generally be identified by Lineage’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “focus,” “priority,” “should,” “could,” “potential,” “possible,” “look forward,” “optimistic,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Such statements are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of Lineage’s performance in future periods. Except as required by law, Lineage does not undertake any obligation to update or revise any forward-looking statements contained in this release. Investor Relations Contact Ki Bin Kim VP, Investor Relations ir@onelineage.com Media Contact Megan Klein VP, Global Marketing & Communications pr@onelineage.com ###